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Exhibit 10.33

FORM OF
CLOUD PEAK ENERGY INC.
2009 LONG TERM INCENTIVE PLAN
IPO NONQUALIFIED STOCK OPTION AGREEMENT

        THIS AGREEMENT, made as of the      day of                  , 2009 (the "Grant Date"), between Cloud Peak Energy Inc., a Delaware corporation (the "Company"), and                   (the "Grantee").

        WHEREAS, the Company has adopted the Cloud Peak Energy Inc. 2009 Long Term Incentive Plan (the "Plan") in order to provide an additional incentive to certain employees and directors of the Company and its Subsidiaries; and

        WHEREAS, the Committee responsible for administration of the Plan has determined to grant an option to the Grantee as provided herein.

        NOW, THEREFORE, the parties hereto agree as follows:

        1.    Grant of Option.

          1.1.  The Company hereby grants to the Grantee the right and option (the "Option") to purchase all or any part of an aggregate of                  whole Shares subject to, and in accordance with, the terms and conditions set forth in this Agreement.

          1.2.  The Option is not intended to qualify as an Incentive Stock Option.

          1.3.  This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference); and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

        2.    Purchase Price.

        The price at which the Grantee shall be entitled to purchase Shares upon the exercise of the Option shall be $                  per Share.

        3.    Duration of Option.

        Except as otherwise provided in Section 6 hereof, the Option shall be exercisable to the extent and in the manner provided herein for a period of ten (10) years from the Grant Date (the "Exercise Term"); provided, however, that in the event of the grantee's death prior to the expiration of the Option, the Option may, unless the Committee determines otherwise, be exercised up to one (1) year following the date of the Grantee's death even if such date extends beyond the ten (10) year anniversary of the Grant Date.

        4.    Vesting and Exercisability of Option.

        Subject to Section 6 and Section 7, provided that the Grantee continues to serve as an employee of the Company or any of its subsidiaries, the Option shall vest and become exercisable on the third anniversary of the Grant Date.

        5.    Manner of Exercise and Payment.

          5.1.  Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised by delivery of written notice to the Company, at its principal executive office. Such notice shall state that the Grantee is electing to exercise the Option and the number of Shares in respect of which the Option is being exercised and shall be signed by the person or persons exercising the Option. If requested by the Committee, such person or persons shall (i) deliver this Agreement to the Secretary of the Company who shall endorse on this Agreement a notation of such exercise and (ii) provide satisfactory proof as to the right of such person or persons to exercise the Option.

          5.2.  The notice of exercise described in Section 5.1 shall be accompanied by the full purchase price for the Shares in respect of which the Option is being exercised, in cash or by check or, if indicated in the notice, such payment shall follow by check from a registered broker acting as agent on behalf of the Grantee. However, at the discretion of the Committee appointed to administer the Plan, the Grantee may pay the exercise price in part or in full by transferring to the Company unrestricted Shares owned by the Grantee for at least six (6) months prior to the exercise of the Option having a Fair Market Value on the day preceding the date of exercise equal to the cash amount for which such shares are substituted.

          5.3.  Upon receipt of notice of exercise and full payment for the Shares in respect of which the Option is being exercised, the Company shall, subject to this Agreement and the Plan, take such action as may be necessary to effect the transfer to the Grantee of the number of Shares as to which such exercise was effective.

          5.4.  The Grantee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to the Option until (i) the Option shall have been exercised pursuant to the terms of this Agreement and the Grantee shall have paid the full purchase price for the number of Shares in respect of which the Option was exercised, (ii) the Company shall have issued and delivered the Shares to the Grantee, and (iii) the Grantee's name shall have been entered as a stockholder of record on the books of the Company, whereupon the Grantee shall have full voting and other ownership rights with respect to such Shares.

        6.    Termination of Employment.

          6.1.    Termination by the Company for Cause or by the Grantee without Good Reason (other than a termination by the Grantee for Retirement).    In the event the Grantee's employment with the Company or any of its Subsidiaries is terminated on or after the Grant Date by the Company or any of its subsidiaries for Cause or by the Grantee without Good Reason (as defined in the Grantee's Employment Agreement) and other than by reason of Retirement, the Option shall (a) if not vested and exercisable at the time of such termination, immediately expire without payment of consideration therefor and (b) if vested and exercisable at the time of termination, remain exercisable by the Grantee at any time prior to the earlier to occur of (i) the end of the thirty (30) day period immediately following the date of the Grantee's termination (and such thirty (30) day period shall be extended during any period in which the Grantee is prohibited by law from exercising such Option) and (ii) the ten (10) year anniversary of the Grant Date.

          6.2.    Other Terminations.    If the Grantee's employment with the Company or any of its Subsidiaries is terminated for any reason other than those set forth in Section 6.1 on or after the Grant Date (and subject to Section 7) and prior to the third anniversary of the Grant Date, a "Pro Rata Portion" (as defined below) of the Option shall, if not then vested, vest and become exercisable as of the date of such termination and the remaining portion of the Option that is not vested and exercisable at the time of such termination shall immediately expire without consideration therefor. The Pro Rata Portion of the Option, or the entire Option if such termination occurs on or after the third anniversary of the Grant Date, shall remain exercisable by the Grantee or by the Grantee's legatee or legatees under his will, or by his personal representatives or distributes, as applicable, at any time prior to the earlier to occur of (i) the end of the ninety (90) day period immediately following the date of the Grantee's termination (and such ninety (90) day period shall be extended during any period in which the Grantee is prohibited by law from exercising such Option) and (ii) the ten (10) year anniversary of the Grant Date. The "Pro Rata Portion" shall mean the total number of Shares subject to the Option multiplied by a fraction, the numerator of which is the number of days between (A) the Grant Date and (B) the date of the Grantee's termination of employment, and the denominator of which is 1,095.

          6.3.    Definitions:    For purposes of this Agreement:

            "Employment Agreement" means that certain employment agreement between the Grantee and the Company dated as of       , 2009.

            "Retirement" means retirement at or after age 65 or early retirement with the prior written consent of the Company.

        7.    Effect of a Termination Following a Change in Control.

        If within two (2) years after a Change in Control the Grantee's employment with the Company or any of its subsidiaries is terminated (i) by the Company or any of its subsidiaries without Cause or (ii) by the Grantee for Good Reason and prior to the third anniversary of the Grant Date, the Option shall immediately vest and become exercisable in its entirety and the Option shall remain exercisable by the Grantee or by the Grantee's legatee or legatees under his will, or by his personal representatives or distributes, as applicable, at any time prior to the earlier to occur of (i) the end of the ninety (90) day period immediately following the date of the Grantee's termination (and such ninety (90) day period shall be extended during any period in which the Grantee is prohibited by law from exercising such Option) and (ii) the ten (10) year anniversary of the Grant Date.

        8.    No Right to Continued Employment.

        Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right with respect to continuance of employment by the Company, any Subsidiary or any Division, nor shall this Agreement or the Plan interfere in any way with the right of the Company, any Subsidiary or any Division to terminate the Grantee's employment therewith at any time.

        9.    Adjustments.

        In the event of a Change in Capitalization, the Committee shall make equitable adjustments to the number and class of Shares or other securities, cash or property subject to the Option and the purchase price for such Shares or other securities. The Committee's adjustment shall be made in accordance with the provisions of Article 12 of the Plan and shall be final, binding and conclusive for all purposes of the Plan and this Agreement.

        10.    Withholding of Taxes.

        The Company shall have the right to deduct from any distribution of cash to any Grantee, an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld (the "Withholding Taxes") with respect to the Option. If a Grantee is entitled to receive Shares upon exercise of the Option, the Grantee shall pay the Withholding Taxes to the Company prior to the issuance of such Shares. Payment of the applicable Withholding Taxes shall be made in cash.

        11.    Grantee Bound by the Plan.

        The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

        12.    Modification of Agreement.

        This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time.

        13.    Severability.

        Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

        14.    Governing Law.

        Except as to matters of federal law, the validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

        15.    Successors in Interest.

        This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee's legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Grantee's beneficiaries, heirs, executors, administrators and successors.

        16.    Resolution of Disputes.

        Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes; provided however, that this dispute resolution provision shall not interfere with Grantees rights to pursue and protect his legal rights in a court of competent jurisdiction.

        IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

CLOUD PEAK ENERGY INC.	GRANTEE

By:	Print Name:
Title:

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  Exhibit 10.33
FORM OF CLOUD PEAK ENERGY INC. 2009 LONG TERM INCENTIVE PLAN IPO NONQUALIFIED STOCK OPTION AGREEMENT